Exhibit 99.1

Investor Contact:                 Alex Lewis
877-784-7167

Media Contact:                     Debbie Atkins                                                                                                                                  NEWS RELEASE
864-597-8361

DENNY’S REPORTS SECOND QUARTER 2007 SAME-STORE SALES

Spartanburg, S.C., July 10, 2007 – Denny’s Corporation (NASDAQ: DENN) today reported same-store sales for its company-owned Denny’s restaurants during the quarter ended June 27, 2007 compared with the related period in fiscal year 2006.

Sales:	2Q-2007	2Q-2006	YTD-2007	YTD-2006
Same-Store Sales	2.8%	(0.4%)	0.5%	2.1%
Guest Check Average	3.6%	4.0%	3.1%	6.0%
Guest Counts	(0.8%)	(4.2%)	(2.6%)	(3.6%)

Restaurant Counts:	6/27/07	12/27/06
Company-Owned	488	521
Franchised and Licensed	1,051	1,024
	1,539	1,545

Nelson Marchioli, President and Chief Executive Officer, stated, “We are pleased with the response to our marketing activities in the second quarter which delivered improvement in guest traffic trends as well as a stronger menu mix.  While our second quarter results will benefit from this sales growth, we do expect continued margin pressures from rising commodity costs and wage rates.”

Denny’s expects to release results for its second quarter ended June 27, 2007 after the markets close on Tuesday, July 31, 2007.

Denny’s is America’s largest full-service family restaurant chain, consisting of 488 company-owned units and 1,051 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website at www.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2006 (and in the Company’s subsequent quarterly reports on Form 10-Q).